Exhibit 99.1

Media

Michele Sadwick

404-748-7255

404-769-8421 (mobile)

sadwick@corp.earthlink.net

Investors

Michael Gallentine

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK ANNOUNCES SECOND QUARTER RESULTS

Continues to Deliver Strong Results on Improved Cost Structure

Raises Guidance on Full Year Income from Continuing Operations,

Free Cash Flow and Adjusted EBITDA

ATLANTA, July 29, 2008– EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its second quarter ended June 30, 2008.  Highlights for the quarter include:

•                  Income from continuing operations of $57.7 million, or $0.51 per share

•                  Net income of $53.3 million, or $0.48 per share

•                  Adjusted EBITDA (a non-GAAP measure) of $80.5 million

•                  Free cash flow (a non-GAAP measure) of $78.5 million

•                  Increased full year Adjusted EBITDA (a non-GAAP measure) guidance to $275 million - $290 million

“With our focus on customers’ full internet access lifecycle, the strength of the EarthLink brand and our aggressive cost management, we delivered better than expected results across the board,” said EarthLink’s chairman and chief executive officer Rolla P. Huff. “We are seeing favorable trends in many areas of the business including better than expected passive subscriber additions, lower customer churn from a more tenured customer base and significantly reduced operational costs. As a result, we are once again raising guidance for the full year.”

“As our revised guidance also indicates, while we expect to see continued improvements in the business, we do not expect them to be at the magnitude of the prior quarters. We have successfully implemented the vast majority of the larger scale cost reduction initiatives in the restructuring activities initiated last August to optimize our business.”

Financial and Operating Results

Revenue

Total company revenues were $245.6 million, a 21.2 percent decrease compared to the second quarter 2007.  This result was consistent with management’s expectations, strategy and prior public comments that the company focus would be on loyalty and retention of its tenured Internet access subscribers.  While this focus on higher value, but fewer subscribers resulted in a decline in revenues, these tenured users also demonstrated significantly lower support cost profiles as compared to newer subscribers.  This contributed to the company generating significantly better operating margins and free cash flow (a non-GAAP measure), as noted below.

Profitability and Other Financial Measures

EarthLink continues to focus its business on a more profitable and tenured customer base.  This allowed the company to realize a significant decrease in sales and marketing, as well as back office support expenses.  EarthLink’s sales and marketing expenses were reduced to $25.8 million in the quarter, versus $75.8 million in the second quarter of 2007.  Also contributing to the year-over-year expense decrease were benefits realized from our 2007 restructuring activities.

Operations and customer service expense decreased 43.8 percent to $33.6 million compared to the second quarter of 2007.  With the strategic focus on more tenured subscribers, EarthLink also benefited from lower bad debt and billing expense. This contributed to a decline in general and administrative expense to $23.8 million for the quarter, down 19.2 percent compared to the second quarter of 2007.

EarthLink reported $57.7 million, or $0.51 per share, in income from continuing operations in the second quarter of 2008, compared to a loss of $(7.0) million, or $(0.06) per share, in the second quarter of 2007.  The significant improvement compared to the second quarter of 2007 was due to the revised strategy and focus noted above as well as $40.1 million in equity losses related to Helio that were recognized in the prior year quarter.

EarthLink generated Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $80.5 million for the second quarter of 2008, compared to $43.8 million in the second quarter of 2007.   This increase was the result of the significant improvement in income from continuing operations noted above.

Net income was $53.3 million, or $0.48 per share, for the second quarter of 2008, compared to a net loss of $(16.3) million, or $(0.13) per share, for the second quarter of 2007.  The company’s second quarter 2008 results include a loss of ($4.4) million from discontinued operations for the municipal Wi-Fi assets, compared to a loss of $(9.3) million during the second quarter of 2007.

Balance Sheet and Cash Flow

Free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $78.5 million during the second quarter of 2008 compared to $29.6 million during the second quarter of 2007.  This improvement reflects the significant increase in Adjusted EBITDA in the second quarter 2008, coupled with a $12.2 million decrease in capital expenditures and subscriber acquisitions in the quarter compared to the prior year quarter.

EarthLink ended the second quarter with $441.6 million in cash and marketable securities, an increase of $121.6 million from March 31, 2008.

Non-GAAP Measures

Adjusted EBITDA is defined as income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit, restructuring and other costs.

Free cash flow is defined as income from continuing operations before interest income (expense) and other, net, income taxes, facility exit, restructuring and other costs, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

For the full year 2008, management is increasing its previously issued guidance.  During the first six months of 2008, EarthLink’s reputation for world-class customer service contributed to higher than expected passive subscriber additions and better than expected improvements in average monthly customer churn.  Additionally, efforts to improve the company’s cost structure have surpassed original expectations.  As a result of these favorable developments but recognizing that the magnitude of cost improvements will be lower in the remainder of 2008, management now expects to generate income from continuing operations of $180 million to $195 million, Adjusted EBITDA of $275 million to $290 million, and free cash flow of $250 million to $270 million for the full year 2008.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on July 29, 2008 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call.  Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.

A replay will be available beginning at 10:30 a.m. EDT on July 29, 2008 through midnight on August 5, 2008 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 54998017.

The Webcast of this call will be archived on EarthLink’s site at: http://ir.earthlink.net/events.cfm

About EarthLink

“EarthLink. We revolve around you™.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services.  EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that changes to our business strategy may reduce our revenues and profitability; (2) that the continued decline of our consumer access services revenues could adversely affect our profitability; (3) that prices for certain of our consumer access services have been decreasing, which could adversely affect our revenues and profitability; (4) that we might not realize the benefits we are seeking from the corporate restructuring plan announced in August 2007 and our corporate restructuring plan might have a negative effect on our efforts to maintain our subscribers and our relationships with our business partners; (5) that as a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges including incurring facility exit and restructuring charges; (6) that we face significant competition which could reduce our market share and reduce our profitability; (7) that we may be unsuccessful in making and integrating acquisitions and investments into our business, which could result in operating difficulties, losses and other adverse consequences; (8) that we may not be able to successfully manage the costs associated with delivering our broadband services, which could adversely affect our results of operations; (9) that companies may not provide access to us on a wholesale basis or on reasonable terms or prices, which could cause our operating results to suffer; (10) that if we do not continue to innovate and provide products and services that are useful to subscribers, we may not remain competitive, and our revenues and operating results could suffer; (11) that our commercial and alliance arrangements may be terminated or may not be as beneficial as anticipated, which could adversely affect our ability to retain or increase our subscriber base; (12) that our business may suffer if third parties used for technical and customer support and certain billing services are unable to provide these services, cannot expand to meet our needs or terminate their relationships with us; (13) that service interruptions or impediments could harm our business; (14) that government regulations could adversely affect our business or force us to change our business practices; (15) that we may not be able to protect our proprietary technologies; (16) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (17) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (18) that our business depends on the continued development of effective business support systems, processes and personnel; (19) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (20) that our VoIP business exposes us to certain risks that could cause us to lose customers, expose us to significant liability or otherwise harm our business; (21) that the use of our net operating losses and certain other tax attributes could be limited in the future; (22) that our stock price has been volatile historically and may continue to be volatile; (23) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; (24) that the convertible notes hedge and warrant transactions may affect the value of our common stock; and (25) that provisions of our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of management. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2007.

EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Revenues:
Access and service	$278,719	$220,041	$568,474	$454,890
Value-added services	33,147	25,562	67,539	53,787
Total revenues	311,866	245,603	636,013	508,677

Operating costs and expenses:
Service and equipment costs	108,599	91,917	218,390	188,709
Sales incentives	5,110	571	9,714	1,330
Total cost of revenues	113,709	92,488	228,104	190,039

Sales and marketing	75,800	25,806	175,069	56,722
Operations and customer support	59,892	33,642	119,964	72,866
General and administrative	29,431	23,768	72,692	48,694
Amortization of intangible assets	3,542	3,987	7,038	8,000
Facility exit, restructuring and other costs (1)	—	2,061	—	3,091
Total operating costs and expenses	282,374	181,752	602,867	379,412

Income from operations	29,492	63,851	33,146	129,265
Net losses of equity affiliate	(40,054)	—	(69,400)	—
Gain on investments in other companies, net	210	1,325	210	1,325
Interest income (expense) and other, net	3,597	(760)	7,100	856
Income (loss) from continuing operations before income taxes	(6,755)	64,416	(28,944)	131,446
Income tax provision	(226)	(6,725)	(395)	(15,999)
Income (loss) from continuing operations	(6,981)	57,691	(29,339)	115,447
Loss from discontinued operations (2)	(9,309)	(4,365)	(16,913)	(7,757)
Net income (loss)	$(16,290)	$53,326	$(46,252)	$107,690

Basic net income (loss) per share
Continuing operations	$(0.06)	$0.52	$(0.24)	$1.05
Discontinued operations	(0.08)	(0.04)	(0.14)	(0.07)
Basic net income (loss) per share	$(0.13)	$0.48	$(0.38)	$0.98
Basic weighted average common shares outstanding	123,257	110,033	123,159	109,762

Diluted net income (loss) per share
Continuing operations	$(0.06)	$0.51	$(0.24)	$1.04
Discontinued operations	(0.08)	(0.04)	(0.14)	(0.07)
Diluted net income (loss) per share	$(0.13)	$0.48	$(0.38)	$0.97
Diluted weighted average common shares outstanding	123,257	112,256	123,159	111,277

EARTHLINK, INC.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA (3)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008

Income (loss) from continuing operations	$(6,981)	$57,691	$(29,339)	$115,447
Provision for income taxes	226	6,725	395	15,999
Depreciation and amortization	11,397	9,989	23,486	20,470
Stock-based compensation expense	2,898	4,569	10,778	9,722
Net losses of equity affiliate	40,054	—	69,400	—
Gain on investments in other companies, net	(210)	(1,325)	(210)	(1,325)
Interest income (expense) and other, net	(3,597)	760	(7,100)	(856)
Facility exit, restructuring and other costs (1)	—	2,061	—	3,091
Adjusted EBITDA (3)	$43,787	$80,470	$67,410	$162,548

Depreciation - cost of revenues	$3,577	$2,859	$7,309	$5,891
Depreciation - other	4,278	3,143	9,139	6,579
Amortization of intangible assets	3,542	3,987	7,038	8,000
Depreciation and amortization	$11,397	$9,989	$23,486	$20,470

EARTHLINK, INC.

Reconciliation of Income (Loss) From Continuing Operations to Free Cash Flow (3)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008

Income (loss) from continuing operations	$(6,981)	$57,691	$(29,339)	$115,447
Provision for income taxes	226	6,725	395	15,999
Depreciation and amortization	11,397	9,989	23,486	20,470
Stock-based compensation expense	2,898	4,569	10,778	9,722
Net losses of equity affiliate	40,054	—	69,400	—
Gain on investments in other companies, net	(210)	(1,325)	(210)	(1,325)
Interest income (expense) and other, net	(3,597)	760	(7,100)	(856)
Facility exit, restructuring and other costs (1)	—	2,061	—	3,091
Purchases of property and equipment	(13,104)	(1,980)	(26,828)	(2,258)
Purchases of subscriber bases	(1,084)	(10)	(2,949)	(127)
Free cash flow (3)	$29,599	$78,480	$37,633	$160,163

EARTHLINK, INC.

Reconciliation of Guidance Provided in Non-GAAP Measures (3)

(in millions)

Year
Ending
December 31,
2008
Income from continuing operations	$180 - $195
Depreciation	24
Amortization of intangible assets	17
Stock-based compensation expense	18
Income tax provision	30
Facility exit, restructuring and other costs (1)	8
Interest income and other, net	(2)
Adjusted EBITDA (3)	$275 - $290

Year
Ending
December 31,
2008
Income from continuing operations	$180 - $195
Depreciation	24
Amortization of intangible assets	17
Stock-based compensation expense	18
Income tax provision	30
Facility exit, restructuring and other costs (1)	8
Interest income and other, net	(2)
Purchases of property and equipment	(20) - (25)
Free cash flow (3)	$250 - $270

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	June 30,	December 31,	March 31,	June 30,
	2007	2007	2008	2008
	(in thousands)
Balance Sheet Data
Cash and marketable securities	$383,367	$288,595	$320,023	$441,589
Long-term debt	258,750	258,750	258,750	258,750
Stockholders’ equity	418,209	261,473	313,426	371,077

Employee Data
Number of employees at end of period (4)	2,034	983	922	857

	June 30,	December 31,	March 31,	June 30,
	2007	2007	2008	2008
Subscriber Data (5)
Consumer services
Narrowband access subscribers	3,039,000	2,624,000	2,368,000	2,130,000
Broadband access subscribers (6)	1,091,000	1,059,000	1,026,000	988,000
Total consumer subscribers	4,130,000	3,683,000	3,394,000	3,118,000

Business services
Narrowband access subscribers	31,000	27,000	25,000	24,000
Broadband access subscribers	70,000	66,000	65,000	63,000
Web hosting accounts	106,000	100,000	97,000	94,000
Total business subscribers	207,000	193,000	187,000	181,000

Total subscribers at end of period	4,337,000	3,876,000	3,581,000	3,299,000

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Subscriber Activity
Subscribers at beginning of period	5,269,000	3,581,000	5,313,000	3,876,000
Gross organic subscriber additions	467,000	162,000	1,135,000	415,000
Acquired subscribers	34,000	—	34,000	—
Adjustment (7)	(753,000)	—	(753,000)	—
Churn	(680,000)	(444,000)	(1,392,000)	(992,000)
Subscribers at end of period	4,337,000	3,299,000	4,337,000	3,299,000

Churn Rate (8)	4.9%	4.3%	4.7%	4.6%

Consumer Data
Average subscribers (9)	4,401,000	3,250,000	4,699,000	3,394,000
ARPU (10)	$19.98	$20.64	$19.16	$20.50
Churn rate (8)	5.0%	4.4%	4.8%	4.7%

Business Data
Average subscribers (9)	211,000	184,000	214,000	187,000
ARPU (10)	$76.04	$80.37	$74.67	$81.14
Churn rate (8)	2.7%	2.5%	2.7%	2.6%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (11)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Consumer Services
Revenues
Access and service	$231,392	$176,280	$474,192	$365,251
Value-added services	32,386	24,917	65,979	52,290
Total revenues	263,778	201,197	540,171	417,541
Cost of revenues	84,276	67,331	168,629	138,503
Gross margin	179,502	133,866	371,542	279,038
Segment operating expenses	133,742	53,692	293,074	114,693
Segment income from operations	$45,760	$80,174	$78,468	$164,345

Business Services
Revenues
Access and service	$47,327	$43,761	$94,282	$89,639
Value-added services	761	645	1,560	1,497
Total revenues	48,088	44,406	95,842	91,136
Cost of revenues	29,433	25,157	59,475	51,536
Gross margin	18,655	19,249	36,367	39,600
Segment operating expenses	16,118	11,957	32,787	26,827
Segment income from operations	$2,537	$7,292	$3,580	$12,773

Consolidated
Revenues
Access and service	$278,719	$220,041	$568,474	$454,890
Value-added services	33,147	25,562	67,539	53,787
Total revenues	311,866	245,603	636,013	508,677
Cost of revenues	113,709	92,488	228,104	190,039
Gross margin	198,157	153,115	407,909	318,638
Direct segment operating expenses	149,860	65,649	325,861	141,520
Segment income from operations	48,297	87,466	82,048	177,118
Stock-based compensation expense	2,897	4,569	10,778	9,722
Amortization of intangible assets	3,542	3,987	7,038	8,000
Facility exit, restructuring and other costs (1)	—	2,061	—	3,091
Other operating expenses	12,366	12,998	31,086	27,040
Income from operations	$29,492	$63,851	$33,146	$129,265

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

1.	Facility exit, restructuring and other costs consisted of the following for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
	(in thousands)
Facility exit and restructuring costs for the 2007 Plan	$—	$2,169	$—	$3,262
Facility exit and restructuring costs for Legacy Plans	—	(108)	—	(171)
	$—	$2,061	$—	$3,091

In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania and San Francisco, California and is consolidating its office facilities in Atlanta, Georgia and Pasadena, California. The Plan was primarily implemented during the later half of 2007 and is expected to be completed during 2008. As a result of the 2007 Plan, EarthLink recorded $2.3 million and $3.3 million of facility exit and restructuring costs during the three and six months ended June 30, 2008, respectively.

2.

The Company has reflected its municipal wireless broadband results of operations as discontinued operations for all periods presented. The following is summarized results of operations related to the Company’s discontinued operations for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
	(in thousands)
Revenues	$338	$551	$597	$1,288
Operating costs and expenses	(9,647)	(1,513)	(17,510)	(3,693)
Impairment and other costs	—	(4,004)	—	(5,953)
Income tax benefit	—	601	—	601
Loss from discontinued operations	$(9,309)	$(4,365)	$(16,913)	$(7,757)

3.

Adjusted EBITDA is defined as income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit, restructuring and other costs. Free cash flow is defined as income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit, restructuring and other costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.

4.	Represents full-time equivalents.

5.

Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

6.	Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

7.

In April 2007, EarthLink’s wholesale contract with Embarq expired. As a result, EarthLink removed 753,000 EarthLink supported Embarq customers from its broadband subscriber counts effective April 2007.

8.

Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis. Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.

9.

Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period. Average subscribers for the six month periods is calculated by averaging the ending monthly subscribers or accounts for the seven months preceding and including the end of the period.

10.

ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

11.

EarthLink’s business segments are strategic business units that are managed based upon differences in customers, services and marketing channels. EarthLink’s Consumer Services segment is a provider of integrated communications services and related value-added services to individual customers. These services include dial-up Internet access, high-speed Internet access and voice service, among others. EarthLink’s Business Services segment is a provider of integrated communications services and related value-added services to businesses and communications carriers. These services include managed data networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets, stock-based compensation expense under SFAS No. 123(R) and facility exit and restructuring costs, as they are not evaluated in the measurement of segment performance.